Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Compensation Committee of the Board of Directors of
H&R Block, Inc. 2000 Employee Stock Purchase Plan:
We consent to the incorporation by reference of our report in the Registration Statement (No. 333-42736) on Form S-8 of H&R Block, Inc. of our report dated September 4, 2007, with respect to the statement of income and changes in plan equity for the year ended June 30, 2007, of the H&R Block, Inc. 2000 Employee Stock Purchase Plan, which report appears in the June 30, 2009 annual report on Form 11-K of the H&R Block, Inc. 2000 Employee Stock Purchase Plan.
Kansas City, Missouri
September 24, 2009

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